                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                (Amendment No. 4)

                   Under the Securities Exchange Act of 1934*



                               McKesson HBOC, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58155Q103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 28, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to
which this Schedule is filed:                                  [ ] Rule 13d-1(b)
                                                               [X] Rule 13d-1(c)
                                                               [ ] Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

            Person Authorized to Receive Notices and Communications:

                             Janice V. Sharry, Esq.
                              Haynes and Boone, LLP
                           901 Main Street, Suite 3100
                               Dallas, Texas 75202
                                 (214) 651-5562

---------------------                                         ------------------
CUSIP No. - 58155Q103             SCHEDULE 13G                Page 2 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    ESL Partners, L.P., a Delaware limited partnership
   1                22-2875193
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Delaware
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               1,858,615
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               1,858,615
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                6,071,349*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               2.13%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               PN
--------------------------------------------------------------------------------

*ESL disclaims beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that ESL is a member of a group with Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 3 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   1                ESL Limited, a Bermuda corporation
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Bermuda
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               393,274
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               393,274
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                6,071,349*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               2.13%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               CO
--------------------------------------------------------------------------------

*Limited disclaims beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that Limited is a member of a group with Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 4 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   1                ESL Institutional Partners, L.P., a Delaware limited
                    partnership
                    06-1456821
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Delaware
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               75,451
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               75,451
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                6,071,349*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               2.13%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               PN
--------------------------------------------------------------------------------

*Institutional disclaims beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that Institutional is a member of a group with Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 5 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   1                ESL Investors, L.L.C., a Delaware limited liability company
                    13-4095958
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Delaware
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               465,193
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               465,193
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                6,071,349*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               2.13%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               OO
--------------------------------------------------------------------------------

*Investors disclaims beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that Investors is a member of a group with Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 6 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    CBL Partners, L.P., a Delaware limited partnership
   1                06-1526810
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Delaware
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               2,528,027
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               2,528,027
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                6,071,349*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               2.13%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               PN
--------------------------------------------------------------------------------

*CBL disclaims beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that CBL is a member of a group with Ziff. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 7 of 12 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
           NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Ziff Asset Management, L.P., a Delaware limited partnership
   1                13-3791746
--------------------------------------------------------------------------------
           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [X]
                                                                         (b) [ ]
   2
--------------------------------------------------------------------------------
           SEC USE ONLY

   3
--------------------------------------------------------------------------------
           CITIZENSHIP OR PLACE OR ORGANIZATION

   4                Delaware
--------------------------------------------------------------------------------
                                          SOLE VOTING POWER

                                   5               750,789
                              --------------------------------------------------
         NUMBER OF                        SHARED VOTING POWER
          SHARES
       BENEFICIALLY                6               0
         OWNED BY             --------------------------------------------------
           EACH                           SOLE DISPOSITIVE POWER
        REPORTING
          PERSON                   7               750,789
           WITH               --------------------------------------------------
                                          SHARED DISPOSITIVE POWER

                                   8               0
--------------------------------------------------------------------------------
           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   9                750,789*
--------------------------------------------------------------------------------
           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                            [ ]

   10               N/A
--------------------------------------------------------------------------------
           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11               0.26%*
--------------------------------------------------------------------------------
           TYPE OF REPORTING PERSON

   12               PN
--------------------------------------------------------------------------------

*Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors and CBL, and the filing of this
Schedule 13G shall not be construed as an admission that Ziff is a member of a group with ESL, Limited, Institutional, Investors and CBL. All defined terms used herein are defined below.

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 8 of 12 Pages
---------------------                                         ------------------

Item 1(a)         Name of Issuer:

                  McKesson HBOC, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  One Post Street, McKesson Plaza
                  San Francisco, CA 94104

Item 2(a)         Names of Persons Filing:

                  ESL Partners, L.P.
                  ESL Limited
                  ESL Institutional Partners, L.P.
                  ESL Investors, L.L.C.
                  CBL Partners, L.P.
                  Ziff Asset Management, L.P.

Item 2(b)         Addresses of Principal Business Offices:

                  ESL Partners, L.P., ESL Institutional Partners, L.P., ESL Investors, L.L.C. and CBL Partners, L.P.:
                  One Lafayette Place
                  Greenwich, CT 06830

                  ESL Limited
                  Hemisphere House
                  9 Church Street
                  Hamilton, Bermuda

                  Ziff Asset Management, L.P.:
                  c/o PBK Holdings, Inc.
                  283 Greenwich Avenue
                  Third Floor
                  Greenwich, CT 06830

Item 2(c)         Citizenship:

                  ESL Partners, L.P. - Delaware
                  ESL Limited -- Bermuda
                  ESL Institutional Partners, L.P. - Delaware
                  ESL Investors, L.L.C. - Delaware
                  CBL Partners, L.P. - Delaware
                  Ziff Asset Management, L.P. - Delaware

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e)         CUSIP Number:
                  58155Q103

---------------------                                         ------------------
CUSIP No. - 58155Q103                                         Page 9 of 12 Pages
---------------------                                         ------------------

Item 3            Status of Persons Filing:

                  (a)      [ ] Broker or dealer registered under section 15 of
                               the Act (15 U.S.C. 78o);

                  (b)      [ ] Bank as defined in section 3(a)(6) of the Act (15
                               U.S.C. 78c);

                  (c)      [ ] Insurance company as defined in section 3(a)(19)
                               of the Act (15 U.S.C. 78c);

                  (d)      [ ] Investment company registered under section 8 of
                               the Investment Company Act of 1940 (15 U.S.C. 80a-8);

                  (e)      [ ] An investment adviser in accordance with Section
                               240.13d-1(b)(1)(ii)(E);

                  (f)      [ ] An employee benefit plan or endowment fund in
                               accordance with Section 240.13d-1(b)(1)(ii)(F);

                  (g)      [ ] A parent holding company or control person in
                               accordance with Section 240.13d-1(b)(1)(ii)(G);

                  (h)      [ ] A savings association as defined in Section 3(b)
                               of the Federal Deposit Insurance Act (12 U.S.C.
                               1813);

                  (i)      [ ] A church plan that is excluded from the
                               definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                  (j)      [ ] Group, in accordance with Section
                               240.13d-1(b)(1)(ii)(J).

Item 4            Ownership:

                  (a) Amount Beneficially Owned: 6,071,349 shares of Common Stock, par value $.01 per share.

                  This statement is filed on behalf of ESL Partners, L.P., a Delaware limited partnership ("ESL"), ESL Limited, a Bermuda corporation ("Limited"), ESL Institutional Partners, L.P., a Delaware limited partnership ("Institutional"), ESL Investors, L.L.C., a Delaware limited liability company ("Investors"), CBL Partners, L.P., a Delaware limited partnership ("CBL"), and Ziff Asset Management, L.P. ("Ziff") (collectively, the "Item 2 Persons"). The general partner of ESL is RBS Partners, L.P. (the "General Partner"). The general partner of the General Partner is ESL Investments, Inc., a Delaware corporation ("Investments"). ESL Investment Management, LLC, a Delaware limited liability company, is the investment manager of Limited. RBS Investment Management, LLC, a Delaware limited liability company, is the general partner of Institutional. RBS Partners, L.P. is the manager of Investors. Investments is the general partner of CBL. PBK Holdings, Inc., a Delaware corporation, is the general partner of Ziff. In the aforementioned capacities, ESL, Limited, Institutional, Investors, CBL and Ziff each may be deemed to be the beneficial owner of the shares of McKesson HBOC, Inc. common stock ("Common Stock") beneficially owned by the other Item 2 Persons; PROVIDED, HOWEVER, Ziff disclaims beneficial ownership of all shares that are beneficially owned by ESL, Limited, Institutional, Investors and CBL; and the filing of this Schedule 13G shall not be construed as an admission that Ziff is a member of a group with ESL, Limited, Institutional, Investors and CBL; PROVIDED FURTHER, ESL, Limited, Institutional, Investors and CBL each disclaim beneficial ownership of all shares that are beneficially owned by Ziff, and the filing of this Schedule 13G shall not be construed as an admission that ESL, Limited, Institutional, Investors and CBL are members of a group with Ziff.

                  As of July 3, 2001, the Item 2 Persons beneficially owned an aggregate of 6,071,349 shares of Common Stock as follows: (i) ESL was the record owner of 1,858,615 shares of Common Stock;
                  (ii) Limited was the record owner of 393,274 shares of Common Stock; (iii) Institutional was the record owner of 75,451 shares of Common Stock; and (iv) Investors was the record owner of 465,193 shares of Common Stock; (v) CBL was the record owner of 2,528,027 shares of Common Stock; (vi) Ziff was the record owner of 750,789 shares of Common Stock.

                  (b)      Percent of Class: 2.13%.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 10 of 12 Pages
---------------------                                        -------------------

                  (c)      Number of shares as to which each person has:

                           (i)      sole power to vote or to direct the vote:

                                        See Item 5 of each cover page.

                           (ii)     shared power to vote or to direct the
                                    vote: 0

                           (iii) sole power to dispose or to direct the disposition of:

                                        See Item 7 of each cover page.

                           (iv) shared power to dispose or to direct the disposition of: 0

Item 5 Ownership of 5% or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: [X]

Item 6            Ownership of More than 5% on Behalf of Another Person:

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by The Parent Holding Company or Control Person:

                  Not applicable

Item 8            Identification and Classification of Members of the Group:

                  See Item 4(a).

Item 9            Notice of Dissolution of Group:

                  Not Applicable

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 11 of 12 Pages
---------------------                                        -------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    July 3, 2001

                                        ESL PARTNERS, L.P.

                                        By:   RBS Partners, L.P., its general
                                              partner
                                        By:   ESL Investments, Inc., its general
                                              partner


                                              By:  /s/ Edward S. Lampert
                                                   -----------------------------
                                                         Edward S. Lampert
                                                         Chief Executive Officer

                                        ESL LIMITED

                                        By:   ESL Investment Management, LLC,
                                              its investment manager


                                              By:  /s/ Edward S. Lampert
                                                   -----------------------------
                                                         Edward S. Lampert
                                                         Managing Member

                                        ESL INSTITUTIONAL PARTNERS, L.P.

                                        By:   RBS Investment Management, LLC,
                                              its general partner


                                              By:  /s/ Edward S. Lampert
                                                   -----------------------------
                                                         Edward S. Lampert
                                                         Managing Member

                                        ESL INVESTORS, L.L.C.

                                        By:   RBS Partners, L.P., its manager
                                        By:   ESL Investments, Inc., its general
                                              partner


                                                     By:   /s/ Edward S. Lampert
                                                           ---------------------
                                                           Edward S. Lampert
                                                           Chairman

---------------------                                        -------------------
CUSIP No. - 58155Q103                                        Page 12 of 12 Pages
---------------------                                        -------------------

                                        CBL PARTNERS, L.P.

                                        By:   ESL Investments, Inc., its general
                                              partner

                                              By:  /s/ Edward S. Lampert
                                                   -----------------------------
                                                         Edward S. Lampert
                                                         Chief Executive Officer

                                        ZIFF ASSET MANAGEMENT, L.P.

                                        By:   PBK HOLDINGS, INC., its general
                                              partner

                                              By:  /s/ Timothy J. Mitchell
                                                   -----------------------------
                                                         Timothy J. Mitchell
                                                         Vice President

                                    EXHIBITS

Exhibit 1 Joint Filing Agreement, dated as of March 20, 2001, entered into by and among ESL Partners, L.P., ESL Limited, ESL Institutional Partners, L.P., ESL Investors, L.L.C., CBL Partners, L.P., and Ziff Asset Management, L.P. (incorporated herein by reference to Exhibit 1 to Amendment No. 3 to
                  Schedule 13G, filed with the SEC on March 20, 2001).